Certificate of Amendment
of the Amended and Restated Certificate of Incorporation
of JetBlue Airways Corporation

Pursuant to Section 242 of the General Corporation Law of the State of Delaware

(A)
The name of the corporation (hereinafter referred to as the “Corporation”) is JETBLUE AIRWAYS CORPORATION. The date of filing of its original Certificate of Incorporation with the Secretary of the State of Delaware is August 24, 1998 under the name New Air Corporation.

(B)
At a meeting of the Board of Directors of the Corporation on February 13, 2020, resolutions were duly adopted approving the following proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of the Corporation and declaring said amendment to be advisable. The proposed amendment was as follows:

Article VII of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

(1)
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. Special meetings of the stockholders shall only be called (i) by the Board of Directors of the Corporation or the Chief Executive Officer of the Corporation, for any purpose or purposes, or (ii) subject to the applicable provisions of the Bylaws of the Corporation, by the Secretary of the Corporation upon written request from holders of record (a) representing at least twenty (20%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote on the matter or matters to be brought before the proposed special meeting and (b) that have complied in full with the requirements set forth in the Corporation’s Bylaws, as amended from time to time. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

(2)
All actions required or permitted to be taken by stockholders at a meeting may be effected by the written consent of such holders of stock of the Corporation entitled to vote thereon pursuant to Section 228 of the DGCL; provided that no such action may be effected except in accordance with the provisions of this Article VII, the Corporation’s Bylaws, as amended from time to time, and applicable law.

(a)
Request for Record Date. The record date for determining such stockholders entitled to consent to corporate action in writing without a meeting shall be as fixed by the Board of Directors or as otherwise established under this Article VII. Any stockholder of the Corporation seeking to have such stockholders authorize or take corporate action by written consent without a meeting shall, by written notice addressed to the Secretary of the Corporation, delivered to the Corporation at its principal executive offices and signed by holders of record at the time such request is delivered holding shares representing in the aggregate at least twenty five (25)% of the then outstanding shares of voting stock of the Corporation entitled to vote on the matter (the “Requisite Percent”), request that a record date be fixed for such purpose. The written request must contain the information set forth in paragraph (b) of this Article VII. Following receipt of the request from the Requisite Percent, the Board of Directors shall, by the later of (i) twenty (20) days after receipt of a valid request to set a record date and (ii) five (5) days after delivery of any information requested by the Corporation to determine the validity of the request for a record date or to determine whether the action to which the request relates may be effected by written consent of stockholders in lieu of a meeting and, if appropriate, may adopt a resolution fixing the record date for such purpose (unless the Board of Directors shall have previously fixed a record date thereof). The record date for such purpose shall be no more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors and shall not precede the date upon which such resolution is adopted. If the request from the Requisite Percent has been determined to be valid and to relate to an action that may be effected by written consent pursuant to this Article VII or if no such determination shall have been made by the date required by this Article VII, and in either event no record date has been fixed by the Board of Directors by the date required by the preceding sentence, the record date, when no prior action by the Board of Directors is required under the provisions of Delaware law, shall be the first date (after the expiration of the time period provided by the fourth sentence of this paragraph (a)) on which a signed written consent relating to the action taken or proposed to be taken by written consent is delivered to the Corporation in the manner described in paragraph (f) of this Article VII; provided that, if prior action by the Board of Directors is required under the provisions of Delaware law, the record date shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action.

(b)
Request Requirements. The request required by paragraph (a) of this Article VII (i) must be delivered to the Secretary at the principal executive offices of the Corporation by the holders of record of at least the Requisite Percent of the outstanding voting stock of the Corporation entitled to vote on the matter (with written evidence of such ownership attached to the request (provided, however, that if the stockholder(s) making the request are not the beneficial owners of the shares representing at least the Requisite Percent of the outstanding voting stock of the Corporation, then the request must also include documentary evidence that the beneficial owners on whose behalf the request is made beneficially own at least the Requisite Percent of the outstanding voting stock of the Corporation as of the date on which such request is delivered to the Secretary)), who shall not revoke such request and who shall continue to own not less than the Requisite Percent of the outstanding shares of voting stock of the Corporation through the date of delivery of Consents signed by a sufficient number of stockholders to authorize or take such action, (ii) must contain an agreement to solicit Consents in accordance with paragraph (d) of this Article VII, (iii) must describe the action proposed to be taken by written consent of stockholders and (iv) must contain (1) such information and representations, to the extent applicable, then required by the Bylaws of the Corporation, as amended from time to time, as though such stockholder was intending to make a nomination of persons for election to the Board of Directors or bring any other matter before a meeting of stockholders, as applicable, and (2) the text of the proposed action to be taken (including the text of any resolutions to be adopted by written consent of stockholders and the language of any proposed amendment to the Bylaws of the Corporation). The Corporation may require the stockholder(s) submitting such request to furnish such other information as may be requested by the Corporation to determine whether the request relates to an action that may be effected by written consent under paragraph (c) of this Article VII. In connection with an action or actions proposed to be taken by written consent in accordance with this Article VII and applicable law, the stockholder(s) seeking such action or actions shall further update and supplement the information previously provided to the Corporation in connection therewith, if necessary, in the same manner required by the Bylaws for stockholders intending to make a nomination of persons for election to the Board of Directors or to bring any other matter before a meeting of stockholders, as applicable. Any requesting stockholder may revoke his, her or its request at any time by written revocation delivered to the Secretary of the Corporation at the Corporation’s principal executive offices. Any disposition by a requesting stockholder of any shares of voting stock of the Corporation (or of beneficial ownership of such shares by the beneficial owner on whose behalf the request was made) after the date of the request, shall be deemed a revocation of the request with respect to such shares. If the unrevoked requests represent in the aggregate less than the Requisite Percent prior to the time the record date is set in accordance with this Section 2, the Board of Directors, in its discretion, is not obligated to set such a record date and the stockholders are not entitled to act by written consent.

(c)
Actions Which May Be Taken by Written Consent. Stockholders are not entitled to act by written consent if (i) the action relates to an item of business that is not a proper subject for stockholder action under applicable law, (ii) the request for a record date for such action is received by the Corporation during the period commencing one hundred twenty (120) days prior to the first anniversary of the date of the notice of annual meeting for the immediately preceding annual meeting and ending on the earlier of (x) the date of the next annual meeting and (y) thirty (30) calendar days after the first anniversary of the date of the immediately preceding annual meeting, (iii) an identical or substantially similar item (as determined by the Board of Directors in its reasonable determination, which determination shall be conclusive and binding on the Corporation and its stockholders, a “Similar Item”), other than the election or removal of directors, was presented at any meeting of stockholders held not more than twelve (12) months before the request for a record date for such action is received by the Corporation, (iv) a Similar Item consisting of the election or removal of directors was presented at any meeting of stockholders held not more than ninety (90) days before the request for a record date was received by the Corporation (and, for purposes of this clause, the election or removal of directors shall be deemed a “Similar Item” with respect to all items of business involving the election or removal of directors), (v) a Similar Item is included in the Corporation’s notice as an item of business to be brought before a stockholders meeting that has been called by the time the request for a record date is received by the Corporation but not yet held, (vi) the Board of Directors calls an annual or special meeting of stockholders for purposes of presenting a Similar Item or solicits action by written consent of stockholders of a Similar Item pursuant to paragraph (i) of this Section 2 of this Article VII or (vii) such record date request was made in a manner that either did not comply with this Article VII, the Corporation’s Bylaws or involved a violation of Regulation 14A under the Securities Exchange Act of 1934 or other applicable law.

(d)
Manner of Consent Solicitation. Stockholders of the Corporation may take action by written consent only if consents are solicited by the stockholder or group of stockholders seeking to take action by written consent of stockholders in accordance with this Article VII and applicable law from all holders of voting stock of the Corporation entitled to vote on the matter.

(e)
Form and Timing of Consent. No written consent purporting to take or authorize the taking of corporate action (each such written consent is referred to in this paragraph and in paragraph (f) of this Article VII as a “Consent”) shall be effective to take the corporate action referred to therein unless, Consents signed by a sufficient number of stockholders to take such action are so delivered to the Corporation in the manner required by paragraph (f) of this Article VII within sixty (60) days of the first date on which a Consent is so delivered to the Corporation.

(f)
Delivery of Consents. No Consents may be delivered to the Corporation until sixty (60) days after the delivery of a valid request to set a record date from the Requisite Percent. Consents must be delivered to the Corporation by delivery to its registered office in the State of Delaware or its principal place of business or to an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery must be made by hand or by certified or registered mail, return receipt requested. In the event of the receipt by the Corporation of Consents, the Secretary of the Corporation, or such other officer of the Corporation as the Board of Directors may designate, shall provide for the safe-keeping of such Consents and any related revocations and shall promptly conduct such ministerial review of the sufficiency of all Consents and any related revocations and of the validity of the action to be taken by written consent as the Secretary of the Corporation, or such other officer or agent of the Corporation as the Board of Directors may designate, as the case may be, deems necessary or appropriate, including, without limitation, whether the stockholders of a number of shares having the requisite voting power to authorize or take the action specified in Consents have given consent. If after such investigation the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, shall determine that the action purported to have been taken is duly authorized by the Consents, that fact shall be certified on the records of the Corporation kept for the purpose of recording the proceedings of meetings of stockholders and the Consents shall be filed in such records. In conducting the investigation required by this section, the Secretary of the Corporation, such other officer or agent of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, may, at the expense of the Corporation, retain special legal counsel and any other necessary or appropriate professional advisors as such person or persons may deem necessary or appropriate and, to the fullest extent permitted by law, shall be fully protected in relying in good faith upon the opinion of such counsel or advisors.

(g)
Effectiveness of Consent. Notwithstanding anything in the Amended and Restated Certificate of Incorporation to the contrary, no action may be taken by the stockholders by written consent except in accordance with this Article VII and applicable law. [If the Board of Directors shall determine] that any request to fix a record date or to take stockholder action by written consent was not properly made in accordance with, or does not comply with, this Article VII or applicable law, then the Board of Directors shall not be required to fix a record date and any such purported action by written consent shall be null and void to the fullest extent permitted by applicable law. No action by written consent shall be effective until such date as the Secretary of the Corporation, such other officer of this Corporation as the Board of Directors may designate, or the inspector(s), as applicable, certifies to the Corporation that the Consents delivered to the Corporation in accordance with paragraph (f) of this Article VII represent at least the minimum number of votes that would be necessary to take the corporate action at a meeting at which all shares entitled to vote thereon were present and voted, in accordance with Delaware law and the Amended and Restated Certificate of Incorporation.

(h)
Challenge to Validity of Consent. Nothing contained in this Article VII shall in any way be construed to suggest or imply that the Board of Directors of the Corporation or any stockholder shall not be entitled to contest the validity of any Consent or related revocations, whether before or after such certification by the Secretary of the Corporation, such other officer of the Corporation as the Board of Directors may designate or the inspector(s), as the case may be, or to take any other action (including, without limitation, the commencement prosecution, or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

(i)
Board-solicited Stockholder Action by Written Consent. Notwithstanding anything to the contrary set forth above, (x) none of the foregoing provisions of this Article VII or any related provisions of the Bylaws of the Corporation shall apply to any solicitation of stockholder action by written consent by or at the direction of the Board of Directors and (y) the Board of Directors shall be entitled to solicit stockholder action by written consent in accordance with applicable law.

(C)
Thereafter, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held on May 14, 2020, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

(D)	The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by it duly authorized officer in its corporate name this 19th day of May, 2020.

JETBLUE AIRWAYS CORPORATION

By:	/s/ Brandon Nelson

Name:	Brandon Nelson
Title:	General Counsel and Corporate Secretary